Exhibit 3.1

SIXTH CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
ALLARITY THERAPEUTICS, INC.

Allarity Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Corporation”), does hereby certify that:

1. This Sixth Certificate of Amendment to Certificate of Incorporation (this “Sixth Amendment”) amends certain provisions of the Corporation’s original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 6, 2021, as amended by that certain Certificate of Amendment filed on August 5, 2021, and as further amended by that certain Second Certificate of Amendment filed on March 20, 2023, and as further amended by that certain Third Certificate of Amendment filed on March 23, 2023, and as further amended by that certain Fourth Certificate of Amendment filed on June 28, 2023, and as further amended by that certain Fifth Certificate of Amendment filed on April 4, 2024 (as amended, the “Certificate of Incorporation”).

2. The board of directors of the Corporation, acting in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), has duly adopted resolutions approving the amendment set forth in this Sixth Amendment, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and directing that such amendment be considered for stockholder approval at the Annual Meeting of Stockholders held on September 3, 2024 (the “Annual Meeting”), which meeting was noticed and has been held in accordance with Section 222 of the DGCL.

3. This Sixth Amendment was duly adopted by the affirmative vote of the holders of the majority of the outstanding shares of the Corporation’s common stock entitled to vote, together as a class, thereon at the Corporation’s Annual Meeting, in accordance with the provisions of Section 242 of the DGCL, and Articles FIFTH and TWELFTH of the Certificate of Incorporation.

4. Resolutions were duly adopted by the board of directors of the Corporation, in accordance with the provisions of the Certificate of Incorporation set forth below, providing that, effective as of 9:30 a.m., New York time, on September 9, 2024, or as soon as practicable thereafter, the Corporation will decrease the number of authorized shares from, 750,500,000 to 250,500,000 and decrease the number of common stock from 750,000,000 to 250,000,000 as constituted following such date.

5. The Certificate of Incorporation is hereby amended by deleting the first paragraph of Article FIFTH thereof, and replacing in its entirety the following paragraph:

“FIFTH: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 250,500,000 shares, consisting of (i) 250,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), and (ii) 500,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a minority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.”

6. Except as set forth in this Sixth Amendment, the Certificate of Incorporation remains in full force and effect.

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IN WITNESS WHEREOF, the Corporation has caused this Sixth Amendment to be duly executed in its name and on its behalf by a duly authorized officer of the Corporation on this 9th day of September 2024.

By:	/s/ Thomas H. Jensen
Name:	Thomas H. Jensen
Title:	Chief Executive Officer

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